UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2024

Cytokinetics, Incorporated

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50633	94-3291317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Oyster Point Boulevard
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 624-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CYTK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2024, Cytokinetics, Incorporated ("Cytokinetics") entered into a License and Collaboration Agreement (the "License Agreement") with Bayer Consumer Care AG, a member of the Bayer Group ("Bayer"), pursuant to which Cytokinetics granted to Bayer an exclusive license to develop and commercialize Cytokinetics' proprietary small molecule cardiac sarcomere inhibitor known as aficamten (the "Product") in Japan. Bayer’s exclusive development license is subject to Cytokinetics’ reserved rights to conduct the ACACIA-HCM and CEDAR-HCM clinical trials in connection to the Product in Japan with cooperation from Bayer.

Under the terms of the License Agreement, Cytokinetics will receive an upfront payment of €50 million from Bayer. Cytokinetics is eligible to receive additional milestone payments from Bayer totaling up to €90 million upon the Product’s achievement of certain clinical trial and commercial launch-based milestones with respect to obstructive or non-obstructive hypertrophic cardiomyopathy. Cytokinetics will also be eligible to receive from Bayer commercial milestone payments totaling up to €490 million upon the achievement by Bayer of certain net sales milestones and tiered royalties on its net sales in Japan at tiered royalty rates ranging from the high teens to the low thirty percents, subject to certain reductions for generic competition, expiration of certain patents and payments for licenses to third-party patents, until the latest of the expiration of certain patents, the expiration of regulatory exclusivity for the Product in Japan, and the end of a minimum specified term.

With the exception of the ACACIA-HCM and CEDAR-HCM clinical trials, which Cytokinetics retains the right to conduct in Japan with cost-reimbursement and cooperation from Bayer, Bayer will be responsible for the development, and commercialization of the Product in Japan at its own cost. Bayer is required to use commercially reasonable efforts to develop and commercialize the Product in Japan in each of obstructive and non-obstructive hypertrophic cardiomyopathy. Bayer’s development of the Product will initially be limited to obstructive and non-obstructive hypertrophic cardiomyopathy, but if Cytokinetics approves the development of the Product in any other indications, Bayer will have an exclusive right to develop and commercialize the Product in Japan in such other indications. Bayer will have the right to participate in Cytokinetics' future global clinical trials of the Product, if any are conducted. Cytokinetics will supply active pharmaceutical ingredient for the Product to Bayer to enable Bayer's manufacture of finished Product. For a limited period of time, Cytokinetics will also supply finished Product to facilitate Bayer's commercial launch in Japan, and upon expiry of Cytokinetics' supply obligations for finished Product, Bayer will be responsible for the manufacture of finished Product.

The License Agreement, unless terminated earlier, will continue until the expiration of the royalty term, after which the licenses granted to Bayer for such licensed product will survive on a non-exclusive basis. Bayer has the right to terminate the License Agreement for convenience. Each party may terminate the License Agreement for the other party's uncured material breach or insolvency. Cytokinetics may also terminate the License Agreement if Bayer challenges Cytokinetics' patents. All Product rights will revert to Cytokinetics upon termination and, under certain circumstances, Cytokinetics may obtain a license to certain Bayer future developed intellectual property, which if Cytokinetics chooses to obtain will be subject to an obligation to pay royalties to Bayer on the net sales of Product in Japan at rates to be mutually agreed at such time.

The foregoing description of the material terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreement, a copy of which Cytokinetics intends to file, with confidential terms redacted, with the United States Securities and Exchange Commission as an exhibit to Cytokinetics' Annual Report on Form 10-K for the year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED

Date:	November 19, 2024	By:	/s/ John O. Faurescu
John O. Faurescu, Esq. Vice President, Associate General Counsel & Secretary